UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 2, 2018

FLUIDIGM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34180	77-0513190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7000 Shoreline Court, Suite 100, South San Francisco, California 94080
(Address of Principal Executive Offices) (Zip Code)

(650) 266-6000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 8.01. Other Events.

On March 2, 2018, Fluidigm Corporation (the “Company”) entered into separate privately negotiated agreements with certain holders of its outstanding 2.75% Convertible Senior Notes due 2034 (the “Existing Notes”) to exchange in a private placement (the “Exchange Transactions”), approximately $125.0 million in aggregate principal amount of its Existing Notes for approximately $125.0 million in aggregate principal amount of its new 2.75% Exchange Convertible Senior Notes due 2034 (the “Exchange Notes”).

Each $1,000 principal amount of Existing Notes was exchanged for $1,000 principal amount of Exchange Notes.  Following the closing of the Exchange Transactions, the Company anticipates that approximately $76.3 million in aggregate principal amount of Existing Notes will remain outstanding.

The Company expects that the issuance of the Exchange Notes in the Exchange Transactions will close on March 6, 2018.

The Exchange Notes will have an interest rate of 2.75% per year per $1,000, which will accrue on the principal amount of Exchange Notes, payable in cash semi-annually in arrears on February 1 and August 1 of each year, beginning August 1, 2018, and will mature on February 1, 2034, unless earlier repurchased, redeemed or converted.  Interest on the Exchange Notes will accrue from February 1, 2018.

The Exchange Notes will have an initial conversion rate of 126.9438 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), per $1,000 principal amount, subject to adjustment, and will be convertible into cash, shares of the Company’s Common Stock or any combination of cash and shares of the Company’s Common Stock, at the Company’s election.  The Exchange Notes will be convertible at the option of the holder at any time prior to the business day immediately preceding the maturity date for the Exchange Notes. The Exchange Notes will also be convertible at the Company’s option upon certain conditions specified in the indenture for the Exchange Notes.

In the event of a “fundamental change” (as defined in the indenture for the Exchange Notes), holders of the Exchange Notes may require the Company to repurchase all or a portion of their Exchange Notes at a repurchase price equal to 100% of the accreted principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.  Holders who convert their Exchange Notes voluntarily prior to the exercise of the Company’s issuer conversion option or in connection with a make-whole fundamental change prior to February 6, 2023 will, under, certain circumstances, be entitled to a make-whole premium in the form of an increase in the conversion rate.

Holders of the Exchange Notes will have the right, at their option, to require the Company to purchase their Exchange Notes (i) on February 6, 2023, February 6, 2026 and February 6, 2029 or (ii) if the Company undergoes a fundamental change (as defined in the indenture for the Exchange Notes), in each case, at a repurchase price equal to 100% of the accreted principal amount of the Exchange Notes on the fundamental change repurchase date, plus accrued and unpaid interest, if any, to, but excluding the repurchase date.

On or after February 6, 2022, the Company may elect to redeem all or any portion of the Exchange Notes at a redemption price equal to 100% of the accreted principal amount of the Exchange Notes on the redemption date of the Exchange Notes, plus accrued and unpaid interest, if any, to, but excluding the redemption date.

On March 2, 2018, the Company issued a press release with respect to the issuance of the Exchange Notes in the Exchange Transactions.  A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

Date: March 2, 2018	By:	/s/ Vikram Jog
Vikram Jog
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release